Exhibit 99.1

HILLENBRAND INDUSTRIES

Corporate News Release

Hillenbrand Industries Appoints Anne Griswold Peirce, R.N., Ph.D. And
Joanne C. Smith, M.D. to its Board of Directors
Daniel A. Hillenbrand and John C. Hancock to retire from the Board with
Hillenbrand retaining the title of Chairman Emeritus

BATESVILLE, IND., December 5, 2003 — Hillenbrand Industries, Inc. (NYSE:HB) today announced the appointments of two new independent members to its Board of Directors, Dr. Anne Griswold Peirce, R.N., Ph.D., Associate Dean for Academic Affairs and Associate Professor of Clinical Nursing at the Columbia University School of Nursing, New York, New York and Dr. Joanne C. Smith, M.D., Senior Vice President, Corporate Strategy and Business Development at the Rehabilitation Institute of Chicago in Chicago, Illinois. Dr. Peirce will serve on the Finance, and Compensation and Management Development Committees, while Dr. Smith will become a member of the Board’s Nominating/Corporate Governance and Audit Committees.

At the same time, the Company announced the retirement of two of its distinguished, long-time members Daniel A. Hillenbrand and John C. Hancock. Mr. Hillenbrand retired from active Board service effective December 4, 2003 and retains the title of Chairman Emeritus, and Mr. Hancock has informed the Board he intends to retire from service effective in March, 2004.

“Daniel Hillenbrand’s and John Hancock’s guidance and counsel will be deeply missed,” said Ray J. Hillenbrand, Chairman of the Board of Hillenbrand Industries. “Their many years of service and leadership have had a profound impact on the Company, and we have been honored to have the experience and insight they’ve offered to us over the years.”

In commenting on the appointment of the new directors he added, “We are fortunate to have Anne and Joanne join the Board and we’re confident they will be able to add great value as they share with us their expertise. We look forward to drawing upon their counsel and their experiences, as they are both highly accomplished in the fields of health care management and health care academia.”

Anne Griswold Peirce, R.N., Ph.D. has been the Associate Dean for Academic Affairs and Associate Professor of Clinical Nursing at the Columbia University School of Nursing and was a Dean and Professor of Nursing and the Director of Nursing Research at the University of Mississippi Medical Center. During her career, Dr. Peirce has held management and academic positions with various medical institutions, colleges and universities, including the Columbia University School of Nursing.

Joanne C. Smith, M.D. has been the Senior Vice President, Corporate Strategy and Business Development for the Rehabilitation Institute of Chicago and is an attending physician at the same institution. Dr. Smith also serves on the boards of directors of AptarGroup, Inc., a leading supplier of personal care, cosmetics, pharmaceutical, food and beverage dispensing systems and the AON Memorial Education Fund, a fund dedicated to supporting the educational needs of the children who suffered the loss of a parent in the World Trade Center attack.

About Hillenbrand Industries Inc.

Hillenbrand Industries, Inc., headquartered in Batesville, Indiana, is a publicly traded holding company for three major wholly owned businesses serving the funeral services and health care industries. All three subsidiaries have headquarters in Batesville. Hill-Rom Company is a recognized leader in the worldwide health care community providing sales, rentals, service and support for products including beds, non-invasive therapeutic devices and surfaces, stretchers, furniture, communication systems, and headwall systems. Batesville Casket Company and Forethought Financial Services both serve the funeral services industry. Batesville Casket is a leading manufacturer and supplier of burial caskets, cremation products and related services to licensed funeral homes, while Forethought is a leading provider of insurance and trust-based financial products and services for pre-planning funeral services.

CONTACTS: Wendy Wilson, vice president investor relations, 812.934.7670; or Christopher P. Feeney, director, public affairs and corporate communications, 812.934.8197, both of Hillenbrand Industries. www.hillenbrand.com

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